Exhibit 99.1

Marina Biotech to Remain Listed on The NASDAQ Global Market

NASDAQ Panel Approves Plan for Compliance

Bothell, WA., November 30, 2011 – Marina Biotech, Inc. (NASDAQ: MRNA), a leading oligonucleotide-based drug discovery and development company, announced today that the NASDAQ Listing Qualifications Panel has granted the Company’s request to remain listed on The NASDAQ Global Market and will allow the Company until January 31, 2012 to establish a closing bid price of its common stock of $1.00 or more per share for a minimum of 10 consecutive business days, in compliance with the listing criteria per NASDAQ Marketplace Rule 5450(a)(1).

The Company announced on September 28, 2011 that it had received a Deficiency Notice from NASDAQ notifying the Company that it had not regained compliance with Marketplace Rule 5450(a)(1) on or before September 21, 2011, which would have been necessary to cure the bid price deficiency of which the Company originally received notice on March 25, 2011. The Company presented its plan to regain compliance to a NASDAQ Listing Qualifications Panel on October 27, 2011. Based on the plan the Company presented and its continued execution of that plan, the Panel found that it was appropriate to allow the Company to remain listed on The NASDAQ Global Market while it works to achieve compliance.

“We are pleased that NASDAQ has granted our request to remain on The NASDAQ Global Market,” stated J. Michael French, President and CEO. “We remain confident that our plan to regain compliance with Marketplace Rule 5450(b), which we presented to the NASDAQ Appeals Panel in October, is achievable within the timeframe granted by the Panel.”

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company, focused on the development and commercialization of oligonucleotide-based therapeutics utilizing multiple mechanisms of action including RNA interference (RNAi) and messenger RNA translational blocking. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs -- in bladder cancer and malignant ascites. Marina Biotech entered into an exclusive agreement with Debiopharm Group for the development and commercialization of the bladder cancer program. Marina Biotech’s goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Contact:

Marina Biotech, Inc.

Phil Ranker

Interim Chief Financial Officer

(425) 908-3615

pranker@marinabio.com